Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 FOR IMMEDIATE RELEASE Jorge Benitez Joins Interpublic Board of Directors New York, NY – August 24, 2023 – Interpublic Group (NYSE: IPG) today announced the appointment of Jorge Benitez, as an independent director of IPG, effective September 1, 2023. Prior to his retirement in August 2014, Benitez spent more than 30 years with Accenture, most recently having served as its Chief Executive of North America and Managing Director. During his tenure, he was responsible for the company’s business operations in North America, including developing and executing the company’s business strategy, delivering client services, and driving growth in the region. While at Accenture, Benitez served clients in the retail, automotive, consumer goods and services, and life sciences industries. His expertise includes large-scale transformations, enterprise system implementations, change management, and leadership development. Benitez’s appointment expands IPG's Board to ten directors, nine of whom are independent. He will serve on the Audit Committee and the Compensation and Leadership Talent Committee. "We are pleased to welcome Jorge Benitez to IPG's Board of Directors. As a seasoned leader with an expertise that spans multiple industries, Jorge will drive value for our

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax     customers, partners and shareholders in the years ahead, and will be invaluable to both our Board and IPG,” said David Thomas, Chair of IPG’s Board of Directors. “Jorge is a proven leader with a diversified wealth of experience. His insights into executing business strategies, ensuring operational excellence, and driving large- scale business transformation will be valuable assets for IPG as we continue to prioritize growth for our clients and the company," noted Philippe Krakowsky, CEO of IPG. In addition to his contributions across the business landscape, Benitez's positive impact on the Latino community has been widely recognized. Notably, Hispanic Business Magazine included him in its "2011 Top 25 Corporate Elite" list and named him one of the 100 most influential Hispanics in the United States in 2004. He was also featured in the PODER Top 100 Influential Hispanics in 2011, and in 2012, Benitez was welcomed into the U.S. Hispanic Chamber of Commerce CEO Circle. Benitez commented, “I am excited about joining the IPG Board and leveraging my skills and experience for the benefit of IPG shareholders and partners.” Benitez serves on the boards of two additional public companies. # # # About Interpublic Interpublic (NYSE: IPG) (www.interpublic.com) is a values-based, data-fueled, and creatively-driven provider of marketing solutions. Home to some of the world’s best- known and most innovative communications specialists, IPG global brands include Acxiom, Craft, FCB, FutureBrand, Golin, Huge, Initiative, IPG Health, Jack Morton, Kinesso, MAGNA, Matterkind, McCann, Mediabrands, Mediahub, Momentum, MRM, MullenLowe Group, Octagon, R/GA, UM, Weber Shandwick and more. IPG is an S&P

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax     500 company with total revenue of $10.93 billion in 2022. # # # Contact Information Tom Cunningham (Press) (212) 704-1326 Jerry Leshne (Analysts, Investors) (212) 704-1439